AMENDMENTS TO BYLAWS

OF AMERICREDIT CORP.

Section 6 of Article II is hereby amended to read as follows:

Section 6. Voting. (a) Except for the election of directors and except where otherwise provided by statute, all other questions shall be determined by a majority of the votes cast on such question. Each outstanding share, regardless of class, shall be entitled to one vote on such matter submitted to vote at a meeting of shareholders, except where provided otherwise by statute or the articles of incorporation of the corporation. Only such persons shall be permitted to vote at any meeting of shareholders, either in person or by proxy, as shall have appeared on the books of the corporation as shareholders thereof for at least ten (10) days prior to such meeting.

(b) In a director election in which the number of director nominees exceeds the number of Board of Director positions to be filled by such election, directors shall be chosen by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.
    In a director election in which the number of directors is equal to the number of Board of Director positions to be filled by such election, directors shall be chosen by a majority of the votes cast at any meeting for the election of directors at which a quorum is present. Votes cast shall include votes to withhold approval of a director candidate but shall not include abstentions. If a nominee director is not elected by a majority of the votes cast and the director nominee is an incumbent director, that director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Prior to acceptance of such resignation by the Board of Directors, the incumbent director shall continue to serve on the Board of Directors until his or her resignation is accepted, until his or her successor shall have been duly elected, until his or her death, until his or her removal as hereinafter provided, or until he or she shall tender a resignation that is not subject to acceptance by the Board of Directors. The Board of Directors may in its discretion refer such resignation to a committee of the Board for its review and the making of a recommendation to the full Board to accept the resignation, not accept the resignation and impose conditions on the director's continued membership, not accept the resignation and recommend a plan to address the underlying reasons for the votes against, or some other action the committee believes to be appropriate and in the best interests of the Corporation under the circumstances. The committee shall make its recommendation to the Board of Directors within 60 days of the date of the certification of the results of the election and the committee shall provide an explanation of its rationale underlying its recommendation. The Board of Directors shall act on the tendered resignation within 120 days from the date of the certification of the election results, taking into consideration the committee's recommendation, and shall publicly disclose its decision regarding the tendered resignation and the rationale underlying its decision. The committee in making its recommendation to the Board of Directors, and the Board of Directors in making a decision, concerning the tendered resignation may consider any factors and information considered appropriate and relevant. In acting on a tendered resignation, the Board of Directors may accept the resignation, not accept the resignation and impose conditions on the director's continued membership, not accept the resignation and recommend a plan to address the underlying reasons for the votes against, or take some other action the Board of Directors deems appropriate and in the best interests of the Corporation under the circumstances. The director who tenders his or her resignation shall not participate in the recommendation of a committee or the decision of the Board of Directors with respect to his or her resignation. If a director's resignation is accepted by the Board of Directors, or if a nominee director is not elected and the nominee is not an incumbent director, then the Board of Directors may, in its discretion, fill the resulting vacancy pursuant to the provisions of Section 3 of Article III of these Bylaws, or may decrease the size of the Board of Directors pursuant to the provisions of section 1 of Article III of these Bylaws.

Section 3 of Article III is hereby amended to read as follows:

Section 3. Vacancies and Additional Directorships. If any vacancy shall occur among the directors for any reason or if a nominee is not elected and the nominee is not an incumbent director, the vacancy may be filled by action of a majority of the remaining directors at any annual or special meeting or, in default of such meetings or action of the remaining directors thereat, may be filled by the shareholders at any annual or special meeting. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or a special meeting of shareholders called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term on his or her predecessor in office. In the event the entire Board of Directors shall resign or die, any shareholder of the corporation may call a special shareholders' meeting in the manner provided in Article II, Section 2 hereof, at which meeting a new Board of Directors may be elected, but no other business shall be transacted except as set forth in said notice.

Section 5 of Article III is hereby amended to read as follows:

Section 5. Voluntary Resignations. Any director may voluntarily resign at any time by giving written notice of such resignation to the Board of Directors, the President, any Vice President or the Secretary. Any such voluntary resignation shall take effect at any time specified therein or, if no time is specified, upon receipt thereof by the Board of Directors or one of the above named officers; and, unless specified therein or if such resignation is tendered pursuant to Article II, Section 6 hereof, the acceptance of such resignation shall not be necessary to make it effective.

Effective Date: August 27, 2007